Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, May 19, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.120209 per unit, payable on June 13, 2014, to unit holders of record on May 30, 2014.

This month’s distribution increased from the previous month due to increased oil production and lower capital expenditures and lease operating expenses on the Waddell Ranch properties.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 54,559 bbls and 137,665 Mcf. The average price for oil was $94.14 per bbl and for gas was $6.87 per Mcf. This would primarily reflect production for the month of March for oil and the month of February for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	97,438	293,080	54,559	*	137,665	*	$94.14	$6.87	**
Prior Month	88,389	300,883	39,834	*	95,118	*	$95.91	$8.03	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

During March 2014, two of the 2014 workover wells were completed and producing. One new vertical well of the 2014 program was completed and put on production in the month of March. Capital expenditures were approximately $1,351,617.92. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim have been processed through the monthly distributions. These prior period adjustments along with the respective reimbursements of the withheld monies have been completed as of last month, however, these adjustments will continue to be reviewed for accuracy and validity through the 2014 audit period.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085